PLAN AND AGREEMENT OF EXCHANGE

     This Plan and Agreement of Exchange (the "AGREEMENT") is executed as of January 22, 2001 (the "EFFECTIVE DATE"), between National Health and Safety Corporation, a Utah corporation (the "PURCHASER"), and the shareholders of MedSmart Healthcare Network, Inc., listed on the attached Exhibit "A" ( the "SHAREHOLDERS"), pursuant to the Fourth Amended Joint Plan of Reorganization of National Health & Safety Corporation dated as of August 21, 2000, as further amended, modified, or supplemented from time to time and as confirmed by the Court (the "PLAN").


                                 RECITALS

     A. On July 1, 1999, the Purchaser filed a petition for reorganization under chapter 11 of the Bankruptcy Code in the U. S. District Court for the Eastern District of Pennsylvania (the "COURT"), Case No. 99-18339-DWS.

     B. The Plan provides for the acquisition of the MedSmart Healthcare Network, Inc. (the "ACQUIRED CORPORATION") by the Purchaser.

     C.   This Agreement specifies a reorganization within the meaning of
Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended. The Purchaser will acquire from the Shareholders all of the issued and outstanding shares of Common Stock of the Acquired Corporation in exchange solely for shares of voting stock of the Purchaser. Under this Agreement, the Acquired Corporation will become a subsidiary of the Purchaser.

     B. Immediately prior to the Closing of this Agreement, the Shareholders will own 5,728,509 shares of common stock, $0.01 par value per share, of the Acquired Corporation, being 100% of the issued and outstanding voting stock of the Acquired Corporation. All such shares will be acquired by the Purchaser on the Closing Date (defined herein).

          NOW THEREFORE, in accordance with the Plan and the Confirmation Order, and in consideration of the valuable consideration expressed herein, the Parties agree as follows:


                                 ARTICLE 1
                                DEFINITIONS

     1.1 INCORPORATION OF DEFINITIONS. Unless the context requires otherwise, all capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings assigned to them in the Plan, the Disclosure Statement, or the Bankruptcy Code - in that order, which definitions are incorporated herein by this reference for all purposes.

                                 ARTICLE 2
                             EXCHANGE OF STOCK

     2.1 CLOSING DATE. Subject to the conditions precedent set forth in this Agreement, and the other obligations of the parties set forth in this Agreement, the Plan of Exchange shall be consummated at the offices of Sheinfeld, Maley, & Kay, P.C., 301 Congress Avenue, Suite 1400, Austin, Texas 78746, on Monday, January 22, 2001, at the hour of 10:00 a.m. or at any other place and date as the parties fix by mutual consent. Consummation shall include the delivery by the Shareholders of the Acquired Corporation of all of its shares of Capital Stock of the Acquired Corporation, as provided in Paragraph 8.01 of this Agreement, and the delivery by the Purchaser of its shares of Common Stock, as provided in Paragraph 8.02 of this Agreement. The date of the consummation of this Agreement is referred to as the "CLOSING DATE."

     2.2 TRANSFER OF ACQUIRED CORPORATION'S COMMON STOCK. Subject to the terms and conditions of this Agreement, the Shareholders will transfer and deliver to the Purchaser on the Closing Date all of their certificates for shares of capital stock of the Acquired Corporation, duly endorsed in blank or accompanied by stock powers duly executed in blank, in proper form for transfer as provided in this Agreement.

     2.3 CONSIDERATION FOR TRANSFER. In exchange for the capital stock of the Acquired Corporation transferred by the Shareholders pursuant to Paragraph 2.01, Purchaser will issue and cause to be delivered to each Shareholder on the Closing Date 22.69 shares of Common Stock of Purchaser for each one share of the Acquired Corporation being transferred by that Shareholder.


                                 ARTICLE 3
                     REPRESENTATIONS AND WARRANTIES OF
                           ACQUIRED CORPORATION

     3.1 ORGANIZATION AND STANDING OF ACQUIRED CORPORATION. The Acquired Corporation is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada, with corporate power to own property and carry on its business as it is now being conducted.

     3.2 CAPITALIZATION. The Acquired Corporation has an authorized capitalization of 100,000,000 shares of Capital Stock, par value $0.01 per share, and as of the date of this Agreement 5,728,509 shares are issued and outstanding, fully paid, and nonassessable. There are no outstanding subscriptions, options, contracts, commitments, or demands relating to any authorized but unissued stock of the Acquired Corporation or other agreements of any character under which the Acquired Corporation would be obligated to issue or purchase shares of its capital stock.

     3.3 CONDUCT OF BUSINESS BY ACQUIRED CORPORATION PENDING CLOSING. During the period commencing on the date hereof an continuing through the Closing Date, the Acquired Corporation shall have:

          (3) maintained all qualifications to transact business and remained in good standing in the State of Nevada and in such other jurisdictions in which it owns or leases any property, or conducts any business so as to require such qualification.

          (3) conducted its business in, and only in, the ordinary course and, to the extent consistent with such business, shall have preserved intact its current business organization and its properties and assets in good condition and repair.

          (3) not (i) amended its articles of incorporation or bylaws, (ii) acquired by merging or consolidating with, or agreeing to merge or consolidate with, or purchased substantially all of the stock or assets of, or acquired, any business or any corporation, partnership, association, or other business organization or division thereof, (iii) entered into any partnership or joint venture, (iv) declared, set aside, made or paid any dividend or other distribution in respect of its capital stock or purchased or redeemed, directly or indirectly, any shares if its capital stock, (v) issued or sold any shares of its capital stock of any class or any options, warrants, conversion or other rights to purchase any such shares or any securities convertible into or exchangeable for such shares or (vi) liquidated or dissolved or obligated themselves to do so.

          (3) not incurred any indebtedness, sold any debt securities or lent money to or guaranteed the indebtedness of any person or restructured or refinanced their existing indebtedness or paid any intercompany debt.

          (3) not made any change in the accounting principles, methods, records or practices followed by them or depreciation or amortization policies or rate heretofore adopted by it.

          (3) complied promptly with all requirements that applicable law may impose upon it in its operations and with respect to the transactions contemplated by this Agreement.

          (3) not have sold, transferred, licensed, leased, or otherwise disposed of, or suffered or caused the encumbrance by lien upon any of their properties or assets, tangible or intangible, or any interest therein.

          (3) not terminated or modified any agreement to which it is a party and shall have met all to its contractual obligations in accordance with its respective terms.

          (3) not purchased or entered into any contract to purchase any assets.

          (3) used its best efforts to obtain any consent, authorization or approval of, or exemption by, any Person required to be obtained or made by any party hereto in connection with the transactions contemplated hereby or the taking of any action in connection with the consummation thereof.

          (3) maintained any insurance policies in full force and effect and shall not have done, permitted or willingly allowed to be done any act by which any of the insurance policies may be suspended, impaired, or canceled.

          (3) not canceled, compromised, released or discharged any claim upon or against any person or entity or waived any right.

          (3) maintained in full force and effect, and complied with, all permits.

     3.4 ASSETS. As of the Closing Date the property described in Exhibit "B" shall be owned by the Acquired Corporation.

                                 ARTICLE 4
                     REPRESENTATIONS AND WARRANTIES OF
                                 PURCHASER

     4.1 ORGANIZATION AND STANDING OF PURCHASER. Purchaser is a corporation duly organized, validly existing, and in good standing under the laws of the State of Utah, with corporate power to own property and carry on its business as it is now being conducted.

     4.2 CAPITALIZATION. At Closing, the Purchaser will have authorized capitalization of 500,000,000 shares of common stock, par value $0.001 per share, and 50,000,000 shares of preferred stock, par value $0.001 per share. At Closing, the Purchaser will have those common and preferred shares, and warrants to purchase common shares, outstanding as provided in the Plan. At Closing, there will be no outstanding subscriptions, options, contracts, commitments, or demands relating to any authorized but unissued stock of the Purchaser or other agreements of any character under which the Purchaser would be obligated to issue or purchase shares of its capital stock, except as provided by the Plan. Purchaser is qualified to transact business as a foreign corporation and is in good standing in all jurisdictions in which its principal properties are located.

                                 ARTICLE 5
                      CONDUCT OF BUSINESS OF ACQUIRED
                     CORPORATION PENDING CLOSING DATE

     5.1 CONDUCT OF BUSINESS IN ITS ORDINARY COURSE. The Acquired Corporation will carry on its business in substantially the same manner as previous to the date of execution of this Agreement, and will:

          (5) Continue in full force the amount and scope of insurance coverage carried prior to that date;

          (5) Maintain its business organization and keep it intact,

          (5) Exercise due diligence in safeguarding and maintaining confidential reports and data used in its business;

          (5) Maintain its assets and properties in good condition and repair, and not sell or otherwise dispose of any of its assets or properties, except sales of inventory in the ordinary course of business. Notwithstanding the foregoing it is understood that cash, cash equivalents and the property described in Exhibit B may be dividended, distributed, transferred or sold.


                                 ARTICLE 6
           CONDUCT OF BUSINESS OF PURCHASER PENDING CLOSING DATE

     6.1 CONDUCT OF BUSINESS IN ITS ORDINARY COURSE. Purchaser will carry on its business in substantially the same manner as before the date of execution of this Agreement.

     6.2 SATISFY CONDITIONS PRECEDENT. Purchaser will use its best efforts to satisfy all conditions precedent contained in this Agreement.


                                 ARTICLE 7
                      COMPLIANCE WITH SECURITIES LAWS

     7.1 NO TRANSFERS IN VIOLATION OF THE 1933 ACT. Each Shareholder individually (and not jointly or severally) covenants and represents, with respect to the shares being issued to him, her or it as set forth on Schedule A, that none of the shares of Common Stock that will be issued to him, her, or it pursuant to this Agreement, will be offered, sold, assigned, pledged, transferred, or otherwise disposed of except after full compliance with all of the applicable provisions of the Securities Act of 1933 and the rules and regulations of the Securities and Exchange Commission.

     7.2 INVESTMENT LEGEND ON CERTIFICATES. The Shareholders agree that the certificates evidencing the shares the Shareholders will receive under this Agreement will contain the following legend:

     THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND HAVE BEEN TAKEN FOR INVESTMENT. THE SECURITIES MAY NOT BE SOLD OR OFFERED FOR SALE UNLESS A REGISTRATION STATEMENT UNDER THE FEDERAL SECURITIES ACT OF 1933, AS AMENDED, IS IN EFFECT FOR THE SECURITIES, OR AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT IS IN FACT APPLICABLE TO SUCH OFFER OR SALE.


                                 ARTICLE 8
                    ACTIONS TO BE TAKEN AT THE CLOSING

     The following actions shall be taken at the Closing, each of which shall be conditioned on completion of the other and shall be deemed to have taken place simultaneously:

     8.1 ACQUIRED CORPORATION'S STOCK CERTIFICATE. The Shareholders shall deliver to the Purchaser the stock certificates representing all of the outstanding Common Stock of the Acquired Corporation, duly endorsed in blank or accompanied by stock powers duly executed in blank, in proper from for transfer, in accordance with the terms of Paragraph 2.01 of this Agreement.

     8.2 ISSUANCE OF NEW SHARE CERTIFICATE. The Purchaser shall deliver to the Shareholders stock certificates representing a total of 130,000,000 shares of Common Stock of the Purchaser, issued to and in the name of the Shareholders in amounts reflecting the consideration due to each of them for their shares of the Acquired Corporation under Paragraph 2.02 of this Agreement, as specified on Exhibit A.


                                 ARTICLE 9
                                TERMINATION

     This Agreement may be terminated at any time prior to the Closing Date by mutual agreement of the parties hereto.


                                ARTICLE 10
                               MISCELLANEOUS

     10.1 AMENDMENT. This Agreement may be amended or modified at any time and in any manner only by an instrument in writing executed by the President of the Purchaser and the Shareholders.

     10.2 WAIVER. Either Purchaser or each of the Shareholders may, in writing:

          (10) Extend the time for the performance of any of the obligations of any other party to the Agreement.

          (10) Waive any inaccuracies and misrepresentations contained in this Agreement or any document delivered pursuant to the Agreement made by any other party to the Agreement.

          (10) Waive compliance with any of the covenants or performance of any obligations contained in this Agreement by any other party to the Agreement.

          (10) Waive the fulfillment of any condition precedent to the performance by any other party to the Agreement.

     10.3 NOTICES. Any notice or other communication required or permitted by this Agreement must be in writing and shall be deemed to be properly given when delivered in person to an officer of the other party, when deposited in the United States mails for transmittal by certified or registered mail, postage prepaid, or when deposited with a public telegraph company for transmittal, charges prepaid, provided that the communication is addressed:

          (10) In the case of the Purchaser, to:

               National Health & Safety Corporation
               3811 Bee Cave Road, Suite 210
               Austin, Texas 78746

     or to such other person or address designated by Purchaser to receive notice.

          (10) In the case of the Shareholders, to the address listed beneath the name of each respective Shareholder on attached Exhibit "A",

MEDSMART EXCHANGE AGREEMENT                                          Page 1
     or to such other person or address designated by the Shareholders to receive notice.

     10.4 HEADINGS. Paragraph and other headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     10.5 ENTIRE AGREEMENT. This instrument and the exhibits to this instrument contain the entire Agreement between the parties with respect to the transaction contemplated by the Agreement. It may be executed in any number of counterparts but the aggregate of the counterparts together constitute only one and the same instrument.

     10.6 EFFECT OF PARTIAL INVALIDITY. In the event that any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions of this Agreement, but this Agreement shall be constructed as if it never contained any such invalid, illegal, or unenforceable provisions.

     10.7 CONTROLLING LAW. The validity, interpretation, and performance of this agreement shall be controlled by and construed under the laws of the State of Utah.

     10.8 SPECIFIC PERFORMANCE. The parties declare that it is impossible to measure in money the damages that will accrue to a party or its successors as a result of the other parties' failure to perform any of the obligations under this Agreement. Therefore, if a party or its successor institutes any action or proceeding to enforce the provisions of this Agreement, any party opposing such action or proceeding agrees that specific performance may be sought and obtained for any breach of this Agreement.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

NATIONAL HEALTH & SAFETY CORPORATION, PURCHASER


/S/ JAMES R. KENNARD
By: James R. Kennard
Title: President

SHAREHOLDERS:

/S/ LUCINDA KAY NIX TRUST

/S/ LEAH JANINE NIX TRUST

/S/ JO M. NIX

/S/ JIMMY E. NIX II TRUST

/S/ EQUITY MANAGEMENT STRATEGIES, LLC

/S/ ROBERT T. KIR,

/S/ GARY J. DAVIS

/S/ EWMW LIMITED PARTNERSHIP

/S/ GREGORY J. PETERS

/S/ CHARLES R. PEISSEL

/S/ ROSS M. JESSUP


MEDSMART EXCHANGE AGREEMENT                                          Page 2

                                EXHIBIT "A"
                      SHAREHOLDERS AND CONSIDERATION

                                                 SHARES OF      SHARES OF
                 SHAREHOLDER                     ACQUIRED     PURCHASER TO
                                              CORPORATION TO   BE RECEIVED
                                               BE EXCHANGED
Lucinda Kay Nix Trust                         643,165        14,595,678
Lucinda Humpleby
2200 Holiday Road
Coralville, IA 52241
Leah Janine Nix Trust                         643,165        14,595,675
Leah Norman
1713 Rosenborough Lane South
Round Rock, TX 78664
Jo M. Nix                                     643,165        14,595,675
4958 Oakmont
Corpus Christi, TX 78413
Jimmy E. Nix II Trust                         643,166        14,595,675
Jimmy Nix II
3005 Sugar Berry
Round Rock, TX 78664
Equity Management Strategies, LLC             1,277,898      14,000,000
C/O Phil Hummel
565 Grove St.
Unit F-14
Clifton, New Jersey 07013
Robert T. Kirk                                44,455         16,008,840
27575 South Ocean Drive
102-S
Highland Beach, Florida 33483
Gary J. Davis                                 370,149        8,399,982
3811 Bee Cave Road, Suite 210
Austin, Texas 78746
EWMW Limited Partnership                      982,958        22,306,780
2414 Jarratt Ave.
Austin, Texas 78703
Gregory J. Peters                             265,296        6,020,490
C/O Vignette Corp.
901 South MoPac Expwy.
Building III
Austin, Texas 78746-5776
Charles R. Peissel                            159,311        3,615,332
1600 Mill Springs
Austin, Texas 78746
Ross M. Jessup                                55,781         1,265,873
C/O E-Comm Networks, LLC
3811 Bee Cave Road, Suite 208
Austin, Texas 78746
TOTAL                                         5,728,509      130,000,000


MEDSMART EXCHANGE AGREEMENT - EXHIBIT "A"                            Page 3

                                EXHIBIT "B"
              ASSETS OWNED BY ACQUIRED CORPORATION AT CLOSING
                          AS OF JANUARY 22, 2001

ITEM                                                           AMOUNT
Cash - United Texas Bank                                       $2,875.00
Cash - Family Value Benefits                                   $197.00
Cash - PoweRx                                                  $3,694.00
Accounts Receivable- National Health and Safety                $23,431.00
Note Receivable - R. Dennis Bowers                             $10,000.00
Note Receivable - National Health Debtor in Possession         $238,100.00
Facility
Security Deposits                                              $6,593.00
Computer Equipment - Pennsylvania                              $14,874.00
Computer Equipment - Texas                                     $24,525.00
Furniture and Fixtures - Texas                                 $11,947.00
Telephone Equipment                                            $21,158.00
Equipment Leasing                                              $4,990.00
Equipment - Pennsylvania                                       $2,330.00
Tenant Finish - Pennsylvania                                   $3,423.00
Tenant Finish - Texas                                          $13,245.00
Unamortized Software Development Cost (1)                      $206,638.00
Unamortized Organization Expense                               $1,738.00
PoweRx Network Acquisition Cost                                $90,967.00
National Health and Safety Acquisition Costs                   $47,396.00
                                                        TOTAL: $728,121.00


MedSmart Health Care Network owns all rights to the PoweRx Medical Benefits Network

(1) Participating payments for the development of the PoweRx web site and back end system paid to Wesson International, Inc. The software is owned by E-Comm Networks, LLC and licensed back to MedSmart under a royalty agreement.

MEDSMART EXCHANGE AGREEMENT - EXHIBIT "B"                            Page 4